FOR IMMEDIATE RELEASE:
May 18, 2001

Equity One, Inc. Announces Acquisition of Centrefund Realty (U.S.) Corporation
Transaction will Create 3rd Largest Florida and 4th Largest Texas Shopping Center REIT

North Miami Beach, FL, May 18, 2001 - Equity One, Inc. (NYSE:EQY) today announced that it has entered into a definitive stock exchange agreement whereby it will acquire Centrefund Realty (U.S.) Corporation ("CEFUS"), a wholly owned subsidiary of Centrefund Realty Corporation ("Centrefund"), a publicly traded Canadian real estate company (TSE:CFE). CEFUS owns 28 properties and 9 joint venture interests in Florida and Texas, predominantly all of which are supermarket or other retail anchored shopping centers.

The transaction will more than double Equity One's size to $523 million of total assets, and values CEFUS at approximately $280 million, which includes transaction costs, the assumption of approximately $157 million in debt and the issuance of approximately 10.5 million new Equity One common shares valued at $120.6 million based on today's closing price of $11.49 per share. The transaction is subject to the approval of the shareholders of Equity One and of the minority shareholders of Centrefund, as well as other customary conditions, and is expected to close in the third quarter of 2001.

Following the closing of the transaction, Equity One will own partial interests in 9 partnerships which own or are developing supermarket or other retail anchored shopping centers in Florida and Texas, and will own and operate 61 properties totaling 6.5 million square feet ("SF") as follows:

	FLORIDA		TEXAS		TOTAL
	Number	SF (000's)	Number	SF (000's)	Number	SF (000's)

Supermarket anchored	31	3,812	8	761	39	4,573
Drug Store anchored	2	139	0	0	2	139
Other Retail	5	394	8	1,203	13	1,597
Other Properties	7	239	0	0	7	239
Total	45	4,584	16	1,964	61	6,548

"This transaction is consistent with the strategy that Equity One has articulated since we went public in mid-1998," commented Chaim Katzman, Chairman of the Board and Chief Executive Officer of Equity One. "We have focused on acquiring, developing and owning supermarket anchored shopping centers in high growth markets where our critical mass gives us operating and management efficiencies. The acquisition of the CEFUS properties in Florida and Texas will enhance this strategy and will position Equity One for future growth."

Doron Valero, Equity One's President and Chief Operating Officer, added, "The addition of CEFUS's assets to our portfolio reinforces our position as the third largest supermarket anchored shopping center REIT in Florida and presents a unique opportunity to re-enter the Texas market in scale. We are particularly excited about the quality of CEFUS's Palm Beach County assets which are situated in densely populated, high growth areas, and with the upside potential from retenanting and new leasing in the Texas portfolio."

Under the agreement, a wholly owned subsidiary of Centrefund will exchange all of its shares of CEFUS for 10.5 million shares of Equity One. The share exchange is structured to qualify as a tax-free transaction, and it is a condition to closing that each party receives an acceptable tax opinion to that effect. There is no adjustment to the share exchange in the event of any change in the price of Equity One's common stock. After the passage of nine months subsequent to the closing, Centrefund may demand that the sale of the shares be registered.

Following the transaction, Centrefund will own approximately 45.2% of Equity One's common stock on a primary basis and 42.2% on a fully diluted basis. Gazit-Globe (1982) Ltd. (TLV: GLOB), a publicly traded holding company, is the principal investor in both Centrefund and Equity One, Inc. Chaim Katzman, the Chairman and CEO of Equity One, also serves as Chairman of the Board of Gazit-Globe (1982) Ltd., and as Chairman of the Board of Centrefund.

Commenting on the economics of the transaction, Howard Sipzner, Chief Financial Officer of Equity One stated, "This transaction should be neutral to Equity One's results for the balance of 2001, and approximately $0.03 accretive to funds from operations (FFO) per share in 2002. We will achieve much greater diversity in our tenant base, reducing the annual minimum rent we receive from our top ten tenants from 34% to 23%.

The Board of Directors of Equity One appointed a Special Committee of independent directors to consider and evaluate the terms of the transaction, with full authority to negotiate and approve the transaction. Among other things, the Special Committee retained UBS Warburg LLC ("UBS") to prepare, under the supervision of the Special Committee, an opinion with respect to the fairness of the transaction to the shareholders of Equity One from a financial point of view. Following receipt of the fairness opinion, the Special Committee unanimously approved the transaction and reported its approval to the Board of Directors, which accepted the report and approval of the Special Committee (with Chaim Katzman and Dori Segal abstaining, as a result of their roles in Centrefund).

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida and Texas; the continuing financial success of Equity One's current and prospective tenants; Equity One's ability to successfully integrate the operations of CEFUS into the Equity One organization; Equity One's ability to realize economies of scale; continuing supply constraints in Equity One's and CEFUS's current markets; and other risks, which are described in Equity One's Form 10-K405/A and most recent Form 10-Q, which are on file with the Securities and Exchange Commission and which will be set forth in the proxy statement regarding the transaction.

About Equity One

Equity One, Inc. (NYSE:EQY) is a self-administered, self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. The Company's portfolio of 33 owned properties, primarily located in metropolitan areas of Florida, includes 24 supermarket-anchored shopping centers, 1 drug store-anchored shopping center, 2 other retail-anchored shopping centers, 5 commercial properties and 1 development site. In addition, Equity One is currently serving as the property manager for 11 properties in Florida and as the asset manager for 17 other properties in Florida and Texas, which are predominantly s upermarket-anchored shopping centers, and which are all owned by CEFUS. For more information please visit Equity One's website at www.equityone.net.

About Centrefund Realty Corporation

Centrefund is engaged in the acquisition, ownership and development of neighborhood and community shopping centers in Canada and the United States, and currently owns interests in 72 operating properties containing approximately 10.2 million square feet of gross leasable area (including approximately 0.8 million square feet of non-owned anchors). In addition, Centrefund's 50.1% owned development subsidiary currently owns interests in various sites with a combined development potential of up to 1 million square feet. For more information please visit Centrefund's website at www.centrefund.com.

Investors and security holders are urged to read the Equity One proxy statement and the Centrefund circular regarding the transaction described in this press release, when they become available, because they will contain important information. The Equity One proxy statement will be filed with the Securities and Exchange Commission by Equity One, Inc. The Centrefund Realty Corporation circular will be filed with the Ontario Securities Commission by Centrefund Realty Corporation. Investors and security holders may obtain a free copy of the Equity One proxy statement (when it is available) from the Securities and Exchange Commission at the Commission's web site at www.sec.gov. The Equity One proxy statement may also be obtained for free from Equity One by directing a request to Equity One, 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Director of Investor Relations, telephone: 305-947-1664.